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RICHARDSON ELECTRONICS, LTD.

(Name of Registrant as Specified In Its Charter)

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RICHARDSON ELECTRONICS, LTD.

40W267 Keslinger Road

P.O. Box 393

LaFox, Illinois 60147-0393

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 9, 2012

Dear Stockholders:

The Annual Meeting of the Stockholders of Richardson Electronics, Ltd. will be held on Tuesday, October 9, 2012, at 3:15 p.m. Central Time, at our corporate headquarters at 40W267 Keslinger Road, LaFox, Illinois.

The purpose of the Annual Meeting is to consider and vote on the following matters:

1.	The election of six directors nominated by Richardson’s Board of Directors for a term expiring at the 2013 Annual Meeting (Proposal 1);

2.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2013 (Proposal 2);

3.	To approve the Amended and Restated Edward J. Richardson Incentive Compensation Plan (Proposal 3);

4.	To approve, on an advisory basis, the compensation of our named executive officers (Proposal 4); and

5.	To transact any other business that may properly come before the meeting or at any adjournment or postponement thereof.

We currently are not aware of any other matters scheduled to come before the Annual Meeting. All stockholders are cordially invited to attend the meeting, although only stockholders of record at the close of business as of August 22, 2012, are entitled to notice of, and to vote at, the Annual Meeting or at any adjournment or postponement thereof.

Whether or not you plan to attend the Annual Meeting in person, it is important that your shares be represented and voted. You may vote via the Internet, telephone or by mail before the Annual Meeting or in person at the Annual Meeting. For specific instructions, please refer to the accompanying proxy card.

This year we are again taking advantage of Securities and Exchange Commission rules that allow us to furnish proxy materials to stockholders via the Internet. We sent notices of Internet availability of proxy materials to holders of our common stock as of the record date on or about August 30, 2012. The notice describes how you can access our proxy materials beginning on August 30, 2012.

By Order of the Board of Directors,

EDWARD J. RICHARDSON
Chairman of the Board, Chief Executive Officer and
President

PROXY STATEMENT

RICHARDSON ELECTRONICS, LTD.

PROXY STATEMENT

ANNUAL MEETING INFORMATION

General

The Board of Directors of Richardson Electronics, Ltd. (the “Company,” “we,” “our” or “us”) is soliciting your proxy for the Annual Meeting of Stockholders to be held at our corporate headquarters located at 40W267 Keslinger Road, LaFox, Illinois 60147-0393, on Tuesday, October 9, 2012, at 3:15 p.m. Central Time, and at any and all adjourned or postponed sessions of the Annual Meeting. On or before August 30, 2012, we mailed our stockholders of record a notice of Internet availability of proxy materials, including this proxy statement and our Annual Report on Form 10-K for the fiscal year ended June 2, 2012. All stockholders receiving the notice will have the ability to access the proxy materials over the Internet and to request a paper copy by mail by following the instructions in the notice.

Record Date and Quorum

Stockholders of record at the close of business on August 22, 2012, the record date, are entitled to notice of and to vote their shares at the Annual Meeting. At the record date, 12,650,335 shares of our common stock, and 2,889,961 shares of our Class B common stock were issued and outstanding. The common stock is listed for trading on the NASDAQ Global Market under the symbol RELL. The presence in person or by proxy of the holders of record of a majority of the combined voting power of the outstanding shares of common stock and Class B common stock entitled to vote is required to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes (which occur when a broker indicates on a proxy card that it is not voting on a matter) are considered as shares present at the Annual Meeting for the purpose of determining a quorum.

How to Vote

Stockholders can simplify their voting and reduce Company expenses by voting by telephone or via the Internet. If you vote by telephone or Internet, you do not need to mail back your proxy card. Telephone and Internet voting information is provided on your proxy card. A control number located on the proxy card is designed to verify your identity, allow you to vote your shares and confirm that your voting instructions have been properly recorded.

If your shares are held in the name of a bank or broker, you should follow the voting instructions you receive from the bank or broker. The availability of telephone or Internet voting will depend on your bank or broker’s voting process. If you choose not to vote by telephone or Internet, please return your proxy card properly signed, and the shares represented will be voted in accordance with your directions. You can specify your choices by marking the appropriate boxes on the proxy card.

The election of directors (Proposal 1), the approval of the Amended and Restated Edward J. Richardson Incentive Compensation Plan (Proposal 3) and the non-binding advisory vote on executive compensation (Proposal 4) are “non-discretionary” matters. Therefore, your broker may not vote your shares with respect to these items unless it receives your voting instructions, and if it does not, those votes will be counted as “broker non-votes.” “Broker non-votes” are shares that are held in street name by a bank or broker that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter.

If your proxy card is signed and returned without specifying choices, the persons named as proxies will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendation is set forth together with the description of each matter in this Proxy Statement. In summary, the Board recommends a vote:

•	FOR the election of each director nominee (Proposal 1);
•	FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for 2013 (Proposal 2);
•	FOR the approval of the Amended and Restated Edward J. Richardson Incentive Compensation Plan (Proposal 3); and
•	FOR the approval, on an advisory basis, of the compensation of our named executive officers (Proposal 4).

The Company knows of no other matters scheduled to come before the meeting. If any other matters properly come before the meeting, the proxies solicited hereby will be voted on such matters in the discretion of the persons named as proxies, except proxies that are marked to deny discretionary authority.

We encourage you to vote your shares in advance of the Annual Meeting date even if you plan on attending the Annual Meeting.

Vote Required, Abstentions and Broker Non-Votes

Holders of common stock are entitled to one vote for each share of common stock held on the record date, and holders of the Class B common stock are entitled to ten votes for each share of Class B common stock held on the record date.

If a quorum is present at the Annual Meeting, the six candidates for director who receive the highest number of affirmative votes will be elected. A proxy marked to withhold authority for the election of one or more directors will not be voted with respect to the director or directors indicated. Stockholders are not entitled to cumulate votes for the election of directors.

The affirmative vote of shares representing a majority in voting power of the Company’s common stock present in person or represented by proxy at the meeting and entitled to vote is necessary for approval of proxy Proposals 1, 3 and 4. Proxy cards marked as abstentions on Proposal 1, 3 and 4 will not be voted and will have the effect of a negative vote. Please note that a broker or other nominee will not be permitted to vote your shares on Proposals 1 (election of directors), 3 (approval of the Amended and Restated Edward J. Richardson Incentive Compensation Plan) or 4 (approval of executive compensation) absent specific instructions from you.

Revocability of Proxies

You may revoke your proxy at any time before it is voted (in the case of proxy cards) by giving notice to the Secretary of the Company or by executing and mailing a later-dated proxy. To revoke a proxy given or change your vote cast, by telephone or the Internet, you must do so by telephone or the Internet, respectively (following the directions on your proxy card), by 11:59 p.m. Eastern Standard Time on October 8, 2012.

Proxy Solicitation

We will bear the expense of soliciting proxies. Our officers and certain other employees, without additional remuneration, may also solicit proxies personally or by telephone, e-mail or other means.

PROPOSAL 1 – ELECTION OF DIRECTORS

At the Annual Meeting, stockholders will elect six directors to serve on our Board of Directors until the next annual meeting, or until their successors are elected and shall have qualified, subject to their earlier death, resignation or removal as permitted by law. Directors will be elected by a plurality of the votes cast at the meeting by the holders of shares represented in person or by proxy. Thus, assuming a quorum is present, the six persons receiving the greatest number of votes will be elected as directors and votes that are withheld will have no effect.

Our Board of Directors, acting through our Nominating Committee, is responsible for nominating a slate of director nominees that collectively have the complementary experience, qualifications, skills and attributes to guide the Company and function effectively as a Board.

We believe that each of our nominees has professional experience in areas relevant to our strategy and operations. All of our directors have managerial experience and are accustomed to dealing with complex problems. We also believe each of our nominees has other attributes necessary to create an effective Board, including high personal and professional ethics, the willingness to engage management and each other in a constructive and collaborative fashion, the ability to devote significant time to serve on our Board and its committees, and a commitment to representing the long-term interests of all our stockholders. In addition to these attributes, in each individual’s biography set forth below, we have highlighted specific experience, qualifications, and skills that led the Nominating Committee and the Board to conclude that each individual should be nominated to serve as a director of the Company.

Scott Hodes, 75, has been a director of the Company since 1983 and has served as our lead director since 2011. Mr. Hodes is Senior Counsel at Bryan Cave LLP where he was a partner from January 2004 to March 2009. From 1992 until 2004, Mr. Hodes was a partner with the law firm of McGuire Woods Ross & Hardies LLP and its predecessor firm Ross & Hardies LLP. Among his numerous leadership positions in business and community organizations, he is currently a director of the Chicago Bar Foundation and the Better Government Association. We believe Mr. Hodes’ qualifications to serve on our Board of Directors include his experience gained as legal counsel for numerous publicly traded and private companies as a practicing lawyer for more than 50 years.

Ad Ketelaars, 55, has been a director of the Company since 1996. Mr. Ketelaars currently serves as President EMEA of NICE Systems, a global provider of integrated digital recording and management solutions. From October 2008 to March 2011, Mr. Ketelaars was Chief Executive Officer of Cybertech International, a global supplier of voice recording and monitoring solutions. Prior to that, he was the Chief Executive Officer of NEC Philips Unified Solutions, a systems integrator specializing in the deployment of unified communication solutions, since March 2003. He was the Vice President and Managing Director of Richardson Electronics Europe, an affiliate of ours, from May 1993 until July 1996. We believe Mr. Ketelaars’ qualifications to serve on our Board of Directors include his experience managing international and technology-oriented companies, and in particular, his prior experience growing our business in Europe.

Paul J. Plante, 54, has provided business consulting services to the electronics industry since 2008 and has been a director since 2011. Prior to that time he was Vice President, Medical Industry Solutions, for the Kimball Electronics Group from February 2007 until May 2008, after the purchase by Kimball Electronics of Reptron Electronics, Inc. From February 2004 to February 2007, Mr. Plante was President and Chief Executive Officer and a member of the board of directors of Reptron Electronics, Inc., a publicly held provider of electronics manufacturing services with a focus on the medical industry. From 1994 until 2004 he served as the President and Chief Operating Officer of Reptron. Prior to 1994 he was the Chief Financial Officer at Reptron and at K-Byte, Inc., a Michigan based software developer and electronics manufacturer. Mr. Plante has a degree in accounting and has been a licensed certified public accountant. The Nominating Committee has determined that Mr. Plante is financially literate and qualifies as an “audit committee financial expert” under SEC rules. We believe that Mr. Plante’s qualifications to serve on our Board of Directors include his significant experience in the electronics industry, his experience managing electronics manufacturing companies and his extensive financial knowledge. Mr. Plante also has served as a director of Sigmatron International since September 2011.

Harold L. Purkey, 68, has been a director of the Company since 1994. Mr. Purkey retired as the Managing Director of First Union Securities in 2001. Prior to First Union, Mr. Purkey was President of Forum Capital Markets from 1997 to 2000, and from 1990 to 1994 he was senior managing director and manager of the convertible bond department at Smith Barney Shearson. We believe Mr. Purkey’s qualifications to serve on our Board of Directors include his extensive experience in capital markets.

Edward J. Richardson, 70, has been a director of the Company since 1965. He is currently the Chairman of the Board, Chief Executive Officer, President and Chief Operating Officer of the Company. Mr. Richardson has been employed by the Company in various capacities since 1961. We believe Mr. Richardson’s qualifications to serve on our Board of Directors include his position as our Chief Executive Officer for over 36 years and status as our largest stockholder, as well as his unique ability to bring historic knowledge and continuity to the Board.

Samuel Rubinovitz, 82, has been a director of the Company since 1984 and served as our lead director from 2004-2011. Mr. Rubinovitz was Executive Vice President of EG&G, Inc., a diversified manufacturer of instruments and components, from April 1989 until his retirement in January 1994. He retired as a director and member of the audit committee of the board of directors of LTX Corporation (NASDAQ: LTXX) in November 2008. In addition, he has served as a director of KLA-Tencor Corporation and Kronos, Inc. We believe Mr. Rubinovitz’s qualifications to serve on our Board of Directors include his experience managing electronic component manufacturers and serving on the boards of directors of other public companies, as well as the knowledge of the Company he has gained as a longtime director of the Company.

The Company knows of no reason why any of the nominees for director would be unable to serve. In the event, however, that any nominee named should, prior to the election, become unable to serve as a director, your proxy (unless designated to the contrary) will be voted for such other person or persons as the Board of Directors may recommend.

Our Board of Directors recommends that you vote “FOR” the election of each director nominee.

CORPORATE GOVERNANCE

Independence of Directors

The Board of Directors has determined that Messrs. Hodes, Ketelaars, Plante, Purkey and Rubinovitz are independent as defined by NASDAQ listing standards. All members of the Audit, Compensation & Governance and Nominating Committees, respectively, are independent in accordance with applicable laws and NASDAQ rules for members of such committees.

Board Leadership Structure

The Company has no fixed policy on whether the roles of Chairman of the Board and Chief Executive Officer should be separate or combined, with this decision being made based on the best interests of the Company considering the circumstances at the time. Currently, these roles are combined with Mr. Richardson serving as both the Chairman of the Board and the Chief Executive Officer. Mr. Richardson possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and its business, and is responsible for the day-to-day operations of the Company. Therefore, the Board believes that Mr. Richardson is best positioned to efficiently develop agendas that ensure that the Board’s time and attention are focused on the most critical matters and to execute strategic plans effectively, especially given the relatively small size of the Company’s Board.

At the selection of the Board, Mr. Hodes, who is an independent director, has served as lead director since 2011. The lead director acts as a key liaison with the Chief Executive Officer, assists the Chairman of the Board in setting the Board agenda, chairs executive sessions of the Board, and communicates Board member feedback to the Chief Executive Officer. In addition, the Company’s non-management directors meet in regularly scheduled executive sessions without any members of management present. The purpose of these executive sessions is to promote open and candid discussion among the non-management directors. The Board believes this approach appropriately and effectively complements the combined role of Chairman of the Board and Chief Executive Officer.

Board and Committee Information

During our last fiscal year, the Board of Directors held four meetings. Each director attended at least 75% of the aggregate number of such meetings and meetings of the committees on which he served. Although we have no formal policy about attendance at the Annual Meeting of Stockholders by our directors, it is encouraged. Last year, Mr. Richardson and Mr. Plante attended the Annual Meeting.

During our last fiscal year, the Board of Directors had four standing committees: the Audit Committee, Compensation & Governance Committee, Executive Committee, and Nominating Committee.

During our last fiscal year, the members and chair of each committee were as follows:

Director	Audit	Compensation	Executive	Nominating
Edward Richardson			Ö (Chair)
Scott Hodes		Ö	Ö	Ö (Chair)
Ad Ketelaars				Ö
Paul Plante	Ö (Chair)			Ö
Harold L. Purkey	Ö	Ö (Chair)		Ö
Samuel Rubinovitz	Ö	Ö		Ö

Executive Committee. The Executive Committee met once during the last fiscal year. This committee may exercise all authority of the Board of Directors in the management of the Company during the interval between meetings of the Board of Directors, except as otherwise provided in our by-laws or by applicable law.

Audit Committee. The Audit Committee held four meetings during the last fiscal year. This committee meets for the purpose of engaging and discharging the independent auditors (or recommending such actions), directing and supervising special investigations, reviewing with the independent auditors the plan and results of the auditing engagement, reviewing the scope and results of our procedures for internal auditing, approving each professional service provided by the independent auditors prior to the performance of such services, reviewing the independence of the independent auditors, considering the range of audit and non-audit fees for the independent auditors and reviewing the adequacy of the issuer’s system of internal accounting controls and such other matters relating to our financial affairs and accounts as required by law or regulation or as it deems desirable or as the Board of Directors may assign to it. The Board of Directors has determined that the composition and functioning of the committee complies with the rules of the SEC and NASDAQ, including that each of its members is independent, as that term is defined in NASDAQ rules, and that one of its members, Mr. Plante, qualifies as an “Audit Committee Financial Expert,” as that term is defined in SEC rules. The Audit Committee has adopted a written charter approved by the Board of Directors. A copy of the charter is available on our website at www.rell.com.

The Audit Committee’s report begins on page 11.

Compensation & Governance Committee. The Compensation & Governance Committee (the “Compensation Committee”) held six meetings in the last fiscal year. The committee is composed of three independent directors, and the Board of Directors has determined that the composition and functioning of this committee complies with the applicable NASDAQ and SEC requirements.

The committee’s responsibilities include:

•

Establishing, reviewing and approving the base salary, non-equity incentive compensation, perquisites, and any other forms of non-equity compensation for our Chairman and Chief Executive Officer and for our executive officers;

•	Reviewing and monitoring our incentive compensation and retirement plans and performing the duties imposed on the Committee by the terms of those plans;
•

Administering our incentive compensation plans, including determining the employees to whom stock options and stock awards are granted, the number of shares subject to each option or award, and the date or dates upon which each option or award may be exercised;

•	Developing and reviewing the Company’s Corporate Governance Guidelines; and
•	Performing other duties deemed appropriate by the Board of Directors.

The Compensation Committee chairman reports the committee’s recommendations on executive compensation to the Board of Directors. Our Human Resources Department supports the committee and is delegated authority to fulfill certain administrative duties regarding compensation programs. The Compensation Committee has authority to retain, approve fees for and terminate consultants as it deems necessary to assist in the fulfillment of its duties and responsibilities. The committee has adopted a written charter which is available on our website at www.rell.com.

The Compensation Committee report is on page 19.

Nominating Committee. The Nominating Committee met once during the last fiscal year. In considering whether to recommend any particular candidate for inclusion on the Board of Directors’ slate of recommended director nominees, the Nominating Committee applies the criteria set forth in our corporate governance guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, absence of conflicts of interest and the ability to act in the interests of all stockholders. The committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. The committee believes that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will best allow the Board of Directors to fulfill its responsibilities. Management and the Directors submit candidates for nomination for election to the Board of Directors and for committee consideration. With respect to the election of director nominees at the Annual Meeting, the Nominating Committee recommended the Board nominate each of the six directors currently serving on the Board standing for re-election.

The Company does not have a policy regarding the consideration of diversity in identifying nominees for director. The committee has not adopted a written charter. The Company is utilizing the “Controlled Company” exemption pursuant to Rule 5615(c) for purposes of the Nominations Committee Charter Requirement. The determination is based on the fact that Mr. Richardson has 69% of the voting rights.

Stockholders may also submit names of candidates for consideration by the Nominating Committee, provided that such submissions must be received by the Board of Directors no later than the July 1st, immediately preceding the annual meeting of stockholders. Stockholders may also nominate a candidate or candidates for election as a director at the annual meeting at which directors are elected.

Board Role in Risk Oversight

While the Company’s management is responsible for day-to-day management of various risks facing the Company, the Board of Directors is responsible for evaluating the Company’s exposure to risk and to monitor the steps management has taken to assess and control risk. In addition, the Board has delegated oversight of certain categories of risk to the Audit and Compensation Committees. The Audit Committee oversees risks related to the integrity of our financial statements and financial reporting, and the Compensation Committee oversees risks related to our compensation plans and practices. In performing their oversight responsibilities, the Board receives periodic reports from the Chief Executive Officer and other members of senior management on areas of risk facing the Company. The Audit and Compensation Committees report to the Board regularly on matters relating to the specific areas of risk the committees oversee.

Compensation of Directors

Non-employee directors receive a quarterly retainer of $4,500 and meeting fees of $1,000 for each Audit Committee meeting and $750 for other Board and committee meetings. The Chairman of the Audit Committee receives an additional quarterly retainer of $1,500.

Each year directors receive an annual grant of 5,000 stock options that are fully vested on the date of grant. Upon joining the Board, new directors receive a grant of 25,000 stock options that vest over five years.

Employee directors receive no additional compensation related to their service on our Board of Directors.

COMPENSATION OF DIRECTORS

Director Compensation Table

Name of Director	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	All Other Compensation ($)	Total ($)
Edward J. Richardson	$0	$0	$–	$0
Scott Hodes	25,500	28,450	–	53,950
Ad Ketelaars	21,455	28,450	–	49,905
Paul Plante	15,500	20,843	–	36,343
Harold L. Purkey	29,500	28,450	–	57,950
Samuel Rubinovitz	29,500	28,450	–	57,950

(1)	Amounts represent the dollar amount recognized for financial statement reporting purposes with respect to fiscal 2012 for the fair value of stock options granted to each director in fiscal 2012, in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) 718, and do not correspond to the actual value that will be recognized by each director. For the relevant assumptions used in determining the fair value of stock option awards, refer to Note 4, “Share-Based Compensation,” in the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended June 2, 2012, filed with the SEC on July 27, 2012.

EXECUTIVE OFFICERS

The following are our executive officers as of August 22, 2012:

Name	Age	Position
Edward J. Richardson	70	Chairman, Chief Executive Officer, Chief Operating Officer and President
Wendy S. Diddell	47	Executive Vice President, Corporate Development & General Manager, Canvys
Kathleen S. Dvorak	55	Executive Vice President, Chief Financial Officer and Chief Strategy Officer
Kathleen M. McNally	52	Senior Vice President, Global Supply Chain
James M. Dudek, Jr.	40	Corporate Controller and Chief Accounting Officer

Mr. Richardson has been employed by the Company since 1961, holding several positions during this time. He was Chairman of the Board, Chief Executive Officer and President from September 1989 until November 1996. Since that time, Mr. Richardson has continued to hold the offices of Chairman of the Board and Chief Executive Officer. In April 2006, he also became President and Chief Operating Officer, and in June 2009 he also became the General Manager of our Electron Device Group.

Ms. Diddell has been Executive Vice President, Corporate Development since June 2007. In 2009, she also assumed the role of General Manager of our Canvys business. Prior to June 2007, Ms. Diddell was Executive Vice President and General Manager of our Security Systems Division since February 2006. Prior to that, Ms. Diddell had been Vice President and General Manager of the Security Systems Division since June 2004. Prior to that, Ms. Diddell was employed as a management consultant for the Security Systems Division since July 2003.

Ms. Dvorak has been Executive Vice President, Chief Financial Officer and Chief Strategy Officer since November 2007. Ms. Dvorak has since assumed responsibility for Information Systems, Legal and Human Resources. Prior to joining us, Ms. Dvorak was employed by United Stationers Inc. as Senior Vice President and Chief Financial Officer from 2001 to October 2007, Senior Vice President Investor Relations and Financial Administration from 2000 to 2001.

Ms. McNally has been Senior Vice President, Global Supply Chain, since 2009. Previously she served with us as Senior Vice President of Marketing Operations and Customer Support from 2000 to 2009 and as Vice President and Corporate Officer of Marketing Operations from 1989 until 2000. Prior to that, she held various positions within the marketing department since joining the Company in 1979.

Mr. Dudek has been Controller and Chief Accounting Officer since December 2007. Prior to that, Mr. Dudek was Senior Director, Financial Reporting with Career Education Corporation from September 2006 to November 2007 and Director of Accounting from February 2004 to August 2006. Prior to that, Mr. Dudek was with ConAgra Refrigerated Foods Group from September 1999 to February 2004, most recently serving as Retail Sales Controller from May 2002 to February 2004, and he held various positions within the Corporate Financial Planning department from September 1999 to April 2002.

Executive officers are elected annually by the Board of Directors at the time of the annual stockholders meeting and serve until their earlier resignation, death or removal.

PRINCIPAL STOCKHOLDERS

The following table shows the number of shares of common stock and Class B common stock beneficially owned by (1) each director and nominee for director, (2) each of our named executive officers, (3) all directors and executive officers of the Company as a group, and (4) each other person who is known by us to beneficially own more than 5% of our common shares. Percent of Class and Percent of Total Voting Rights are based on 15,540,296 shares outstanding as of August 22, 2012.

Name	Shares of Common Stock (1)	Percent of Class	Shares of Class B Common Stock	Percent of Class B Common Stock	Percent of Total Voting Rights
Directors and Nominees for Director:
Scott Hodes	98,424 (3)	*	3,712	*	*
Ad Ketelaars	10,000 (4)	*	–	*	*
Paul J. Plante	5,000 (5)	*	–	*	*
Harold L. Purkey	15,000 (6)	*	–	*	*
Edward J. Richardson	2,892,891 (7)	18.6%	2,862,891	99.1%	69.0%
Samuel Rubinovitz	10,431 (8)	*	825	*	*
Non-Director Named Executive Officers:
Wendy S. Diddell	49,000 (9)	*	–	*	*
Kathleen S. Dvorak	76,000 (10)	*	–	*	*
Kathleen M. McNally	31,078 (11)	*	–	*	*
James M. Dudek, Jr.	5,103 (12)	*
All Executive Officers and Directors as a Group (10 persons)	3,192,927 (13)	20.5%	2,867,428	99.2%	69.0%
Other Beneficial Owners:
Gates Capital Management, Inc.	1,729,650 (14)	9.4%	–	–	3.5%
Dimensional Fund Advisors LP	1,188,817 (15)	7.7%	–	–	2.9%
Paradigm Capital Management	995,100 (16)	6.4%	–	–	2.4%
RGM Capital	854,269 (17)	5.2%	–	–	2.0%
*	Less than 1%.
(1)	Except as noted, beneficial ownership of each of the shares listed is comprised of both sole investment and sole voting power, or investment power and voting power that is shared with the spouse of the director or officer.
(2)	Common stock is entitled to one vote per share, and Class B common stock is entitled to ten votes per share.
(3)	Includes 3,712 shares of common stock which would be issued upon conversion of Mr. Hodes’ Class B common stock and 50,000 shares of common stock to which Mr. Hodes holds stock options exercisable within 60 days.
(4)	Includes 10,000 shares of common stock to which Mr. Ketelaars holds stock options exercisable within 60 days.
(5)	Includes 5,000 shares of common stock to which Mr. Plante holds stock options exercisable within 60 days.
(6)	Includes 15,000 shares of common stock to which Mr. Purkey holds stock options exercisable within 60 days.

(7)	Includes 2,862,891 shares of common stock which would be issued upon conversion of Mr. Richardson’s Class B common stock and 30,000 shares of common stock to which Mr. Richardson holds stock options exercisable within 60 days. Does not include (i) 6,664 shares of common stock and 4,500 shares of Class B common stock held by William G. Seils as custodian for Mr. Richardson’s son, Nicholas, (ii) 10,183 shares of common stock and 4,500 shares of Class B Common Stock held directly by Mr. Richardson’s son, Alexander, (iii) 1,188 shares of common stock held directly by Nicholas and (iv) 4,920 shares of common stock and 8,977 shares of Class B common stock held by Mr. Richardson’s wife, as to all of which Mr. Richardson disclaims beneficial ownership. Mr. Richardson has pledged 425,000 of his shares of Class B common stock as security to JP Morgan Chase Bank to secure a personal loan.
(8)	Includes 825 shares of common stock which would be issued upon conversion of Mr. Rubinovitz’ Class B common stock and 5,000 shares of common stock to which Mr. Rubinovitz hold stock options exercisable within 60 days.
(9)	Includes 49,000 shares of common stock to which Ms. Diddell holds stock options exercisable within 60 days.
(10)	Includes 46,000 shares of common stock to which Ms. Dvorak holds stock options exercisable within 60 days.
(11)	Includes 27,500 shares of common stock to which Ms. McNally holds stock options exercisable within 60 days.
(12)	Includes 4,100 shares of common stock to which Mr. Dudek holds stock options exercisable within 60 days.
(13)	Does not include the shares of common stock and Class B common stock described in note 7 above as being held by Mr. Seils as custodian for Mr. Richardson’s son, those held directly by Mr. Richardson’s sons, and those held by Mr. Richardson’s spouse. This includes 2,862,891 shares of common stock issuable on conversion of Class B common stock and 241,600 shares of common stock issuable upon options exercisable within 60 days.
(14)

Information disclosed in this table is as of June 30, 2012, and was obtained from Form 13F filed with the SEC. The address for Gates Capital Management is 1177 Avenue of the Americas, 32nd Floor, New York, NY 10026.

(15)	Information disclosed in this table is as of June 30, 2012, and was obtained from a Form 13F filed with the SEC. The address for Dimensional Fund Advisors is 6300 Bee Cave Road, Building One, Austin, Texas, 78746.
(16)	Information disclosed in this table is as of June 30, 2012 and was obtained from Form 13F filed with the SEC. The address for Paradigm Capital Management is 410 Park Avenue, Suite 1620, New York, New York 10022.
(17)	RGM Capital is a direct wholly owned subsidiary of Legg Mason, Inc. Information disclosed in this table is as of June 30, 2012 and was obtained from Form 13F filed with the SEC. The address for RGM Capital is 9010 Strada Stell Court, Suite #105, Naples, FL 34109.

PROPOSAL 2 – RATIFICATION OF THE SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee expects to engage Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending June 1, 2013.

Although the Audit Committee is not required to do so, it is submitting its expected selection of our independent registered public accounting firm for ratification at the Annual Meeting in order to ascertain the views of our stockholders. The Audit Committee will not be bound by the vote of the stockholders; however, if the proposed selection is not ratified, the Audit Committee would reconsider its selection.

One or more representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. The representatives will have an opportunity to make a statement if they desire and will be available to respond to questions from stockholders.

Our Board of Directors recommends that you vote “FOR” the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2013.

AUDIT MATTERS

Audit Committee Report

The Audit Committee of the Board of Directors is comprised of directors that are “independent” as defined under the current NASDAQ listing standards and Rule 10A-3 under the Exchange Act. The Audit Committee has a written charter that has been approved by the Board of Directors. A copy of the charter is available on our website at www.rell.com.

The Audit Committee’s members are not professionally engaged in the practice of accounting or auditing, and they necessarily rely on the work and assurances of the Company’s management and the independent registered public accounting firm. Management has the primary responsibility for the financial statements and the reporting process, including the process of internal control over financial reporting. The independent registered public accounting firm of Ernst & Young LLP is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the Standards of the Public Company Accounting Oversight Board (United States) and expressing an opinion on the conformity of those audited financial statements with United States generally accepted accounting principles as well as expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee has reviewed and discussed with management the audited financial statements of the Company for the fiscal year ended June 2, 2012 (the “Audited Financial Statements”). In addition, the Audit Committee has discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61 Communications with Audit Committees, as amended.

The Audit Committee also has received the written disclosures and the letter from Ernst & Young required by Rule 3526 of the Public Company Accounting Oversight Board, Communication with Audit Committees Concerning Independence and has discussed with Ernst & Young its independence from the Company. The Audit Committee further considered whether the provision of non-audit related services by Ernst & Young to the Company is compatible with maintaining the independence of Ernst & Young with the Company. The Audit Committee has also discussed with management of the Company and Ernst & Young such other matters and received assurances from them as it deemed appropriate.

The Company’s internal auditors and Ernst & Young discussed with the Audit Committee the overall scope and plans for their respective audits. The Audit Committee meets regularly with the internal auditors and Ernst & Young, with and without management present, to discuss the results of their reviews, the evaluation of the Company’s internal control over financial reporting and the overall quality of the Company’s accounting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 2, 2012, for filing with the SEC.

Audit Committee of the Board of Directors
Paul Plante, Chair
Samuel Rubinovitz
Harold L. Purkey

Independent Auditor’s Fees

The following table sets forth the aggregate fees billed for each of the last two years for professional services rendered by our principal registered public accounting firm for the respective years.

	2012	2011

Audit Fees (1)	$678,150	$978,480
Audit-Related Fees	–	–
Tax Fees(2)	$274,687	$895,610
All Other Fees	–	–

Total	$952,837	$1,874,090

(1)	Audit Fees were for professional services rendered for the audits of our annual financial statements included in our Forms 10-K for the fiscal years ended June 2, 2012, and May 28, 2011, the reviews of the financial statements included in our quarterly reports on Forms 10-Q during such fiscal years, statutory audits for certain of our non-U.S. subsidiaries, and audit of our internal controls over financial reporting.

(2)	Tax Fees were for transfer pricing, tax compliance and tax consulting services.

Audit Fees are reviewed and specifically approved by the Audit Committee on an annual basis. The Audit Committee has established formal policies and procedures for the pre-approval of audit-related, tax and other fees. These procedures include a review and pre-approval of an annual budget covering the nature of and amount to be expended for auditor services by specific categories of services to be provided. The Audit Committee pre-approved all Tax Fees shown above as billed in fiscal 2012 pursuant to its established policies and procedures.

RELATED PARTY TRANSACTIONS

Pursuant to our Code of Conduct, related party transactions involving directors, executive officers or their immediate family members must be reviewed and approved by our Board of Directors prior to the Company entering into such transactions. Our Code of Conduct generally describes a prohibited related party transaction as one that would adversely influence an employee or director in the performance of his or her duties to the Company or one that is inconsistent with or opposed to the best interests of the Company. The Code of Conduct contains many standards and examples of potentially prohibited related party transactions, but the Board of Directors retains the discretion to determine whether each potential transaction is consistent with the standards described in the Code of Conduct. Other than the broad standards outlined in the Code of Conduct, we do not have written standards for reviewing and evaluating potential related party transactions. However, Directors may consider any factors that they deem consistent with their fiduciary duties to stockholders.

During fiscal 2012, there were no related party transactions between the Company and our directors, executive officers or their immediate family members.

COMPENSATION DISCUSSION AND ANALYSIS

We believe that the performance and contribution of our executive officers are critical to the success of the Company. To attract, retain and motivate our executives to accomplish our business strategies, we have implemented executive compensation programs providing executives with the opportunity to earn compensation that reward strong performance and creation of stockholder value.

While sales fell short of expectations reflecting uncertainty in the global economy, significant cost savings were realized in fiscal 2012. The compensation of the named executive officers in fiscal 2012 reflects rewards for their performance in connection with achieving required cost savings and other individual achievements.

Objectives

The fundamental objectives of our executive compensation programs are to:

•	Attract and retain highly qualified executives by providing total compensation that is internally equitable and externally competitive;
•	Motivate executives by providing performance-based incentives to achieve our annual financial goals and long-term business strategies; and
•

Align the interests of executives with those of stockholders by rewarding our executives for individual and corporate performance measured against our goals and plans and by granting stock options and other equity-based compensation.

To achieve our compensation objectives, we use both annual cash compensation, which includes a base salary and an annual cash incentive plan, and time-based equity awards. When making compensation decisions, the various elements of compensation are evaluated together, and the level of compensation opportunity provided for one element may impact the level and design of other elements. We attempt to balance the total executive compensation program to promote the achievement of both current and long-term performance goals.

The Compensation Committee reviews and analyzes our executive compensation policies, programs and practices regularly in light of these objectives and our financial performance to ensure that our compensation practices are appropriately configured to achieve these objectives.

Say on Pay Feedback from Stockholders

A primary focus of our Compensation Committee is whether the Company’s executive compensation program serves the best interests of the Company’s stockholders. As part of its ongoing review of our executive compensation program, the Compensation Committee considered the affirmative stockholder advisory vote on executive compensation (“say on pay”) at the Company’s 2011 Annual Meeting, where a significant majority (94% of votes cast) of our stockholders approved the compensation program described in the proxy statement for that meeting. The Compensation Committee determined that the Company’s executive compensation philosophy, objectives and elements continue to be appropriate. Accordingly, we did not make material changes to the Company’s executive compensation program.

Named Executive Officers

For fiscal 2012, our named executive officers were as follows:

Executive Name	Title
Edward J. Richardson	Chairman, Chief Executive Officer and President
Wendy S. Diddell	Executive Vice President, Corporate Development & General Manager, Canvys
Kathleen S. Dvorak	Executive Vice President, Chief Financial Officer, and Chief Strategy Officer
Kathleen M. McNally	Senior Vice President, Global Supply Chain
James M. Dudek, Jr.	Corporate Controller and Chief Accounting Officer

Establishing Executive Compensation

Role of the Compensation Committee. The Compensation Committee is responsible for discharging the responsibilities of the Board of Directors with respect to executive compensation. Its role is to review and approve our compensation programs, policies and practices with respect to the executive officers. The Compensation Committee assists the Board in evaluating the performance of the Chief Executive Officer, which is generally conducted during executive sessions of the Board. The committee also reviews the Chief Executive Officer’s evaluation of the performance of the other executive officers in order to determine the base compensation and annual cash bonus opportunities for the executive officers in light of the objectives of our compensation programs. The committee also administers our incentive compensation plans and, in such capacity, determines equity compensation for our executive officers in the form of awards of stock, restricted stock and stock options to support the objectives of our compensation programs.

Role of Management. The Chief Executive Officer (CEO) assists the Compensation Committee in reaching compensation decisions by developing recommended compensation for the executive officers other than himself. The CEO also develops performance objectives for executive officers whose incentive compensation includes personal performance goals. The CEO meets with each executive officer formally on an annual basis to review past performance and to discuss performance objectives for the following year.

Our Chief Financial Officer (CFO) also serves as our Chief Human Resources Officer. In connection with the structure and amount of our executive officer compensation, the CFO advises the CEO regarding our financial performance and, in her capacity as Chief Human Resources Officer, the compensation for our non-executive officer employees. The CEO consults with the CFO to ensure that the CEO’s recommendations for executive officer compensation will achieve our annual financial goals and long-term business plans. The CFO bases her opinion of competitive compensation on personal knowledge, publicly available information and survey information from human resource professional organizations. During fiscal 2012, the CFO did not analyze executive compensation at any group of peer companies as a fixed merit increase was given to all Named Executive Officers. The CEO also consults informally with members of the Compensation Committee prior to presenting his recommendations to the committee for their review and discussion to ensure that his recommendations will best achieve our compensation objectives.

Role of Employment Agreements. We consider employment agreements to be an important part of recruiting and retaining qualified executive officers. All of the named executive officers other than Mr. Richardson and Ms. McNally have entered into employment agreements. The employment agreements with each of the named executive officers establish initial base compensation and ongoing annual cash bonus opportunity as a percentage of base compensation. These employment agreements are described in further detail on page 22. Due to his substantial equity stake in the Company, the Compensation Committee does not believe that an employment agreement with Mr. Richardson is necessary to achieve the retention goals served by employment agreements with most of the other named executive officers.

Role of Compensation Benchmarking. One of the fundamental objectives of our compensation program is that total compensation be externally competitive. To achieve this objective, from time to time we obtain data to compare our executive compensation against executive compensation at other companies. In fiscal years when we do not obtain such data, the CEO and the Compensation Committee rely on the opinions of management, regarding their opinions of competitive compensation and general market trends in executive compensation.

Generally, the Compensation Committee uses data from public sources to determine whether the market for executive compensation has changed significantly. If the Compensation Committee believes the market has changed significantly, then it instructs the CEO to commission a study of executive compensation at certain comparable companies for purposes of evaluating our compensation arrangements. If the Compensation Committee does not believe the market has changed significantly, then the Committee recommends a fixed percentage merit increase for executives. The Committee’s evaluation of competitive compensation and market trends is based on publicly available information. The Committee generally does not independently analyze executive compensation at any group of peer companies except when recruiting for new executives.

Role of Compensation Consultants. The Compensation Committee has the authority under its charter to retain compensation consultants to assist in the evaluation of executive officer compensation and benefits and approve the consultants’ fees and other retention terms. However, the Company and the Compensation Committee have not historically relied upon the advice of compensation consultants in determining named executive officer compensation. Instead, the Compensation Committee utilizes publicly available information and informal surveys from human resource professional organizations to determine executive compensation.

Elements of Executive Compensation

Most of our compensation elements fulfill one or more of our compensation objectives. The elements of total compensation for our named executive officers are:

•	base compensation;
•	annual cash bonus compensation;
•	equity-based compensation;
•	profit sharing/401(k) plan; and
•	perquisites.

Base Compensation. The Compensation Committee alone determines the CEO’s base compensation. In 1983, the Compensation Committee adopted a resolution that set Mr. Richardson’s base compensation at $250,000 and determined that his base compensation would adjust each year for cost of living increases. The Compensation Committee reaffirmed this resolution and approved a cost of living adjustment for Mr. Richardson from 1983 through fiscal 2008. During fiscal 2009, the Company suspended increases in base compensation for most employees, including Mr. Richardson and all other executive officers, due to the substantial decline in revenue resulting from the global economic recession. The Compensation Committee lifted its suspension in increases in base compensation for fiscal 2011 for all employees, including Mr. Richardson and the other executive officers. As in recent fiscal years when the Compensation Committee has approved a cost of living adjustment for

Mr. Richardson, the amount approved was equal to the budgeted increase in compensation for our U.S. employees, which for fiscal 2011 was 2.7% and for fiscal 2012 was 3.0%, and was based on generally available market data with respect to annual wage increases in the U.S. Accordingly, Mr. Richardson’s base compensation at the end of fiscal 2012 was $573,169, representing a 3.0% increase over his base compensation at the end of fiscal 2011 of $556,474.

The amount of base compensation for each of the other named executive officers is initially set upon the commencement of his or her employment with us as an executive officer and is stated in the named executive officer’s employment agreement if we have an employment agreement with the named executive officer. This initial amount is established with a goal of attracting talented executive officers to the Company and is recommended by the CEO and approved by the Compensation Committee. Thereafter, each of the named executive officer’s base compensation is reviewed annually by the CEO and the Compensation Committee.

In determining appropriate levels of base compensation for executive officers, the CEO considers the executive officer’s individual performance, the financial performance of the Company, and a base compensation that is internally equitable and externally competitive. The Compensation Committee annually reviews the base compensation of the executive officers set by the CEO and independently consults with the CFO. The Compensation Committee reports its findings and opinions with respect to base compensation to the Board for further discussion so that the Board may provide feedback to the CEO regarding its perception of how well the base compensation of the executive officers achieves our compensation objectives.

During fiscal 2012, the CEO considered a cost of living adjustment for each of the named executive officers. Based on the CEO’s recommendation, the Compensation Committee increased the base compensation of each of the named executive officers by 3.0% during fiscal 2012, which was equal to the budgeted increase in compensation for fiscal 2012 for all of our U.S. employees.

Annual Cash Bonus Compensation. During fiscal 2011, the Compensation Committee recommended and the Board and stockholders approved the Amended and Restated Edward J. Richardson Incentive Compensation Plan. Under the plan, Mr. Richardson is eligible for an annual cash bonus equal to 2% of our annual net income after taxes each fiscal year, subject to the Compensation Committee’s right, in its sole and exclusive discretion, to reduce the bonus, including a reduction to zero. This plan formalized a historical annual cash bonus arrangement for the CEO established by the Board of Directors in 1983.

Pursuant to the terms of Mr. Richardson’s plan, the Compensation Committee approved a bonus payment to Mr. Richardson for fiscal 2012 of $172,080, which is equal to 2% of $8.6 million, the Company’s net income after taxes for fiscal 2012.

The Company relies on performance-based cash bonuses under the Company’s annual incentive compensation plan to reward Company employees, including executive officers, for achievement of specific financial goals related to our annual operating plan and budget. The Compensation Committee believes tying annual cash bonus compensation for executive officers primarily to financial metrics provides the appropriate incentive to the executive officers to contribute to our financial success. For the named executive officers, the annual incentive plans also include a substantial portion related to achievement of personal performance goals.

On an annual basis, management presents specific recommendations to the Compensation Committee regarding the financial metrics and other components to be included in the annual incentive plan, which are those metrics and components that management believes will provide the best incentive to achieve desired operating results. These recommendations developed in light of achievement under prior plans and through consultations with the CEO and the CFO. The Compensation Committee considers management’s recommendation and then determines the final components and structure of our incentive compensation plans based on the objectives of our compensation program.

In fiscal 2009, the Compensation Committee modified the incentive plans to include financial metrics related to total company performance and working capital efficiency to reward executive officers and other Company employees for achieving the Company’s cash flow improvement objectives. The Compensation Committee believes that the emphasis placed on these metrics in the annual incentive plans contributed to the Company’s successfully reducing its expenses and improving cash flow in fiscal 2009 and ultimately led to improved operating results in fiscal 2010, and these elements have been retained in subsequent annual incentive plans for both fiscal 2011 and fiscal 2012.

The target bonus opportunities for Ms. Diddell, Ms. Dvorak and Ms. McNally are equal to 50% of their base compensation and 35% of his base compensation to Mr. Dudek, which excludes car allowance, bonus, equity awards and perquisites. The target bonus percentages were initially set by the Compensation Committee with a goal of attracting talented executive officers to the Company, and are stated in the named executive officers’ employment agreement if we have an employment agreement with the named executive officer. If we do not have an employment agreement with the named executive officer, then the target bonus percentage is recommended by the CEO and approved by the Compensation Committee on an annual basis.

During fiscal 2012, the named executive officers were eligible for annual cash bonuses based on the following metrics:

Fiscal 2012 Incentive Metrics

	Dvorak	Diddell	McNally	Dudek

Income from Continuing Operations	25.0%	0.0%	25.0%	25.0%
Working Capital Efficiency	25.0%	0.0%	25.0%	25.0%

Total Company Results	50.0%	0.0%	50.0%	50.0%

Personal Performance	50.0%	100.0%	50.0%	50.0%

Total	100.0%	100.0%	100.0%	100.0%

Income from continuing operations means consolidated net income by the Company, as calculated in accordance with generally accepted accounting principles (GAAP) and reported in our financial statements filed with the Securities and Exchange Commission (SEC).

Personal Performance means the corporate executive officer’s personal performance as evaluated by the CEO and approved by the Compensation Committee. In determining the achievement of personal performance by the corporate executive officers, neither the Compensation Committee nor the CEO adhere to rigid formulas, but instead each named executive officer’s contributions to the Company are evaluated in the context of our overall performance and in light of pre-defined Company and personal goals.

Targets for each of the financial metrics are set by the Compensation Committee at the beginning of each fiscal year and correspond with the annual financial plan for the Company approved by the Board of Directors.

Net Income and WCE were calculated and paid on a quarterly basis for our first three fiscal quarters with respect to achievement of quarterly targets. A final calculation was made at the end of the fiscal year on a cumulative basis with an additional payment made to the named executive officer only if the final calculation indicated additional bonus payments, less amounts already paid, were due. However, if the final calculation would have indicated that previously paid bonus amounts exceeded what would have been paid solely on a fiscal year basis, then the named executive officers would not have been required to return any previous payment.

Working Capital Efficiency was calculated and paid on a quarterly basis with respect to achievement of quarterly targets, meaning that for each of our four fiscal quarters, Working Capital Efficiency was calculated and paid based on achievement in that quarter alone.

Payments on the financial metrics incentive targets were capped at 100% achievement for each of our first three fiscal quarters and were capped at 150% achievement for the final annual calculation.

With respect to the Personal Performance component of the annual incentive plan, ten percent of the total opportunity was paid at the end of each of the first three fiscal quarters, and the bonus was calculated and any remainder paid at the end of the fiscal year based on the named executive officer’s performance review.

The table below sets forth the bonus targets and percentage achievement for each of the named executive officers for fiscal 2012.

Fiscal 2012 Incentive Targets and Actual Performance (1)

	Dvorak	Diddell	McNally	Dudek
Income from continuing operations
Target	$6,906	N/A	$6,906	$6,906
Actual	$6,468	N/A	$6,488	$6,468
% Achievement	93.7%	N/A	93.7%	93.7%
Eligible	$23,297	N/A	$11,664	$8,620
Earned	$21,829	N/A	$10,929	$8,077
Operating Income(2)
Target	$18,291	N/A	$18,291	$18,291
Actual	$15,126	N/A	$15,126	$15,126
% Achievement	82.7%	N/A	82.7%	82.7%
Eligible	$46,594	N/A	$23,328	$17,240
Earned	$38,533	N/A	$19,292	$14,257
Working Capital Efficiency (3)
Target	23.6%	N/A	23.6%	23.6%
Actual	27.6%	N/A	27.6%	27.6%
% Achievement	35.7%	N/A	35.7%	35.7%
Eligible	$23,297	N/A	$11,664	$8,620
Earned	$8,317	N/A	$4,165	$3,078
Personal Performance
Rating from the CEO	100%	100.0%	100%	100%
Eligible	$93,187	$131,798	$46,654	$34,480
Earned	$93,187	$131,798	$46,654	$34,480

Total Eligible	$186,375	$131,798	$93,310	$68,960
Total Earned	$161,866	$131,798	$81,040	$59,892
% Average Achievement	86.9%	100.0%	86.9%	86.9%

(1)	Dollar amount in thousands.
(2)	Operating income incentive is calculated as the weighted average of the operating incomes for each of our two SBUs. The achievement percentage for Ms. Dvorak, Mr. Dudek and Ms. McNally shown in this table represents the weighted average of the SBUs’ achievement.
(3)	WCE is a non-GAAP measurement, defined as receivables plus inventory less payables, divided by sales. For purposes of the annual incentive compensation plan, WCE was measured on a quarterly basis. The Company targets and actual achievements shown in this table represent the average targets and average actual achievements over each of our four quarters.

Equity Based Compensation. Our 2011 Long-term Incentive Compensation Plan provides for grants of equity awards to our executive officers to encourage them to focus on long-term Company performance. The plan is administered by the Compensation Committee of the Board.

Consistent with our policy of providing a total compensation package that includes equity based components, the Compensation Committee makes periodic decisions (normally on an annual basis) regarding appropriate equity grants based on the Company’s achievement of its financial and strategic goals and the participants’ individual performance, based on recommendations from our CEO. The Compensation Committee has the discretion to determine whether equity awards will be granted to the named executive officers and, if so, the number of shares subject to each award.

The CEO submits to the Compensation Committee, on at least an annual basis, his recommendation for the amount and type of equity award to grant to each named executive officer other than himself. Annual equity recommendations and grants are typically made after the completion of our first quarter and are based on the Company’s and the grant recipients’ performance in the prior fiscal year. In determining whether to approve or adjust the recommended grants, the Compensation Committee considers our financial performance in the prior fiscal year, the executive’s level of responsibility, and historical award data. The Compensation Committee does not assign a specific weight to any of these factors, but rather these factors are evaluated on an aggregate and qualitative basis.

When awarded, stock options are granted at the fair market value of our common stock on the date of the grant. Under the terms of the 2001 and 2011 Plans, the fair market value of the stock is the closing sale price of the stock on the date of grant. Our stock options, therefore, have value only if the stock price appreciates following the date the options are granted. Stock option awards to the named executive officers under the 2001 & 2011 Plans vest over a five- year period with 20% of the stock option grant becoming exercisable 12 months after the date of grant. The remaining options vest and are exercisable in 20% increments over the next four years. The Compensation Committee believes that this vesting schedule encourages long-term executive officer retention.

In fiscal 2012, the CEO did not recommend, and the Compensation Committee did not consider, an equity grant to the named executive officers. This decision reflected an off-cycle grant of options in April 2011 (FY 2011) which were granted following the closing of the RFPD transaction.

Each of the named executive officers, other than Mr. Richardson, received a grant of options to purchase the Company’s common stock under the Incentive Compensation Plan in fiscal 2011 under the 2001 Long-term Incentive Compensation Plan, as reported in the table for Grants of Plan-Based Awards on page 21. With respect to these awards, the CEO recommended a number of option shares to the named executive officers based upon the historical allocation of such option shares by position with the Company. Since the option grant would be related to the named executive officers’ performance across two fiscal years, the amounts proposed were greater than the amounts historically allocated to the named executive officers’ position by approximately 33 to 66%.

Profit Sharing/401(k) Plan. We offer retirement benefits to our employees, including all of the named executive officers, through a tax-qualified Profit Sharing/401(k) Plan, which is a defined contribution plan designed to accumulate retirement funds for participating employees through individual and Company contributions. Participants are provided the opportunity to make salary reduction contributions to the plan on a pre-tax basis. In general, we match 50% of the first 4% of salary and bonus contributed by participants.

Perquisites. We offer a very limited array of perquisites to our named executive officers, which include a car allowance and annual physical examination. The perquisites provided to each named executive officer in fiscal 2012 totaled less than $15,000 and less than 10% of total annual salary and bonus reported for each named executive officer. We believe that these limited perquisites are an important element of compensation for attracting and retaining high caliber executive officers, but that perquisites are not the most effective means of achieving our compensation objectives.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed the foregoing Compensation Discussion and Analysis (the “CD&A”) for the year ended June 2, 2012, and discussed the CD&A with management. In reliance on the reviews and discussions referred to above, the Compensation Committee has recommended to the Board that the CD&A be included in the proxy statement for the year ended June 2, 2012, for filing with the Securities and Exchange Commission.

Compensation Committee of the Board of Directors
Harold L. Purkey (Chairman)
Scott Hodes
Samuel Rubinovitz

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The functions and members of the Compensation Committee are set forth above under “Corporate Governance — Board and Committee Information — Compensation Committee.” All Committee members are independent and none of the Committee members has served as an officer or employee of the Company or a subsidiary of the Company.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Restricted Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Edward J. Richardson	2012	559,364		28,300	172,080	29,988	789,732
Chairman of the Board,	2011	544,377	–	28,300	1,843,997	32,045	2,448,719
President, & Chief Executive Officer	2010	541,845	–	17,726	369,312	24,695	953,578
Wendy S. Diddell	2012	268,919	–	61,104	131,798	16,991	478,812
Executive Vice President,	2011	261,331	–	36,846	128,333	494,591	921,101
Corporate Development & General Manager, Canvys	2010	256,666	–	31,842	128,333	12,165	429,006
Kathleen S. Dvorak	2012	375,545		41,390	161,866	17,864	596,665
Executive Vice President, Chief	2011	365,400	10,177	26,897	212,143	70,280	684,897
Financial Officer, & Chief Strategy Officer	2010	362,950	24,396	33,728	176,701	12,270	610,045
Kathleen M. McNally	2012	186,621	–	28,490	81,040	15,152	311,303
Senior Vice President,	2011	181,185	306	23,183	105,903	29,620	340,197
Marketing Operations & Customer Support	2010	176,422	1,272	28,251	72,540	12,253	290,738
James M. Dudek, Jr. Corporate Controller & Chief Accounting Officer	2012 2011 2010	200,094 194,534 191,845	– – –	22,303 9,967 7,020	59,892 78,492 55,218	17,080 44,520 12,161	299,369 327,513 266,244

(1)	Amounts in this column represent the dollar amount recognized for the fiscal year for financial statement reporting purposes for the fair value of stock options granted to each named executive officer in accordance with ASC 718. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The amounts reflect our accounting expenses for these awards and do not correspond to the actual value that will be recognized by each named executive officer. For the relevant assumptions used in determining the fair value of stock option awards, refer to Note 3, “Share-Based Compensation,” in the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on July 27. 2012.
(2)	Amounts in this column represent annual incentive payments earned for fiscal 2012, 2011 and 2010 based on pre-set incentive goals established at the beginning of each fiscal year and tied to the Company’s financial goals and personal performance measures. Additional details regarding annual incentive payments made in 2012 are set forth in the Compensation Discussion & Analysis under “Annual Cash Bonus Compensation,” beginning on page 16.
(3)	All Other Compensation for each named executive officer includes: (a) $12,000 annually for car allowance; (b) matching contributions made by us to the 401(k) plan in fiscal 2012; (c) imputed income for each named executive officer’s group term life insurance in excess of a $50,000 death benefit; and (d) amounts paid by us for physical examinations. For Ms. Diddell, Ms. Dvorak, Ms. McNally and Mr. Dudek, all Other Compensation includes special cash bonus consideration in connection with the sale of RFPD in Fiscal 2011. For Ms. Diddell, All Other Compensation also includes: (i) $8,023 accrued, but not paid, in fiscal 2012, $7,031 accrued, but not paid, in fiscal 2011, and $45,191 accrued, but not paid, in fiscal 2009 in connection with termination payments payable to her. Ms. Diddell’s termination payments are discussed below under the heading “Employment Agreements.” The amounts accrued in fiscal 2012 represent an additional accrual due to an increase in her base salary.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information on the holdings of stock option and restricted stock awards by the named executive officers as of the end of fiscal 2012.

	Option Awards				Restricted Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date(2)	Number of Share or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Edward J. Richardson	20,000	30,000	$5.67	10/13/2019	–	$–
Wendy S. Diddell	25,000	0	11.00	6/1/2014	–	–
	2,000	0	8.58	10/17/2016	–	–
	2,500	2,500	7.24	10/9/2017	–	–
	3,000	6,000	5.03	10/21/2018	–	–
	3,000	9,000	5.67	10/13/2019	–	–
	5,000	25,000	13.47	4/12/2021	–	–
Kathleen S. Dvorak	25,000	0	7.32	11/5/2017	–	–
	6,000	4,000	5.03	10/21/2018	–	–
	6,000	9,000	5.67	10/13/2019	–	–
	4,000	16,000	13.47	4/12/2021	–	–
Kathleen M. McNally	7,500	0	8.58	10/17/2016	–	–
	6,000	1,500	7.24	10/9/2017	–	–
	4,500	3,000	5.03	10/21/2018	–	–
	3,000	4,500	5.67	10/13/2019	–	–
	2,000	8,000	13.47	4/12/2021	–	–
James M. Dudek, Jr.	0	1,000	6.23	12/17/2017	–	–
	0	2,000	5.03	10/21/2018	–	–
	0	3,300	5.67	10/13/2019	–	–
	2,000	8,000	13.47	4/21/2021	–	–

(1)	Options vest and become exercisable in annual increments of 20%.

The table below provides the grant date for each outstanding equity award at the end of fiscal 2012 and the respective vesting schedule.

Name	Grant Date	Number of Stock Options Granted	Vesting Period
			Fiscal 2005	Fiscal 2006	Fiscal 2007	Fiscal 2008	Fiscal 2009	Fiscal 2010	Fiscal 2011	Fiscal 2012	Fiscal 2013	Fiscal 2014	Fiscal 2015	Fiscal 2016
Edward J. Richardson	10/13/2009	50,000	-	-	-	-	-	-	10,000	10,000	10,000	10,000	10,000	-
Wendy S. Diddell	6/1/2004	25,000	5,000	5,000	5,000	5,000	5,000	-	-	-	-	-	-	-
	10/17/2006	10,000	-	-	-	-	-	-	-	2,000	-	-	-	-
	10/9/2007	12,500	-	-	-	-	-	-	-	2,500	2,500	-	-	-
	10/21/2008	15,000	-	-	-	-	-	-	-	3,000	3,000	3,000	-	-
	10/13/2009	15,000	-	-	-	-	-	-	-	3,000	3,000	3,000	3,000	-
	4/12/2011	25,000	-	-	-	-	-	-	-	5,000	5,000	5,000	5,000	5,000
Kathleen S. Dvorak	11/5/2007	25,000	-	-	-	-	8,333	8,333	8,334	-	-	-	-	-
	10/21/2008	10,000	-	-	-	-	-	2,000	2,000	2,000	2,000	2,000	-	-
	10/13/2009	15,000	-	-	-	-	-	-	3,000	3,000	3,000	3,000	3,000	-
	4/12/2011	20,000	-	-	-	-	-	-	-	4,000	4,000	4,000	4,000	4,000
Kathleen M. McNally	10/17/2006	7,500	-	-	-	1,500	1,500	1,500	1,500	1,500	-	-	-	-
	10/9/2007	7,500	-	-	-	-	1,500	1,500	1,500	1,500	1,500	-	-	-
	10/21/2008	7,500	-	-	-	-	-	1,500	1,500	1,500	1,500	1,500	-	-
	10/13/2009	7,500	-	-	-	-	-	-	1,500	1,500	1,500	1,500	1,500	-
	4/12/2011	10,000	-	-	-	-	-	-	-	2,000	2,000	2,000	2,000	2,000
James M. Dudek, Jr.	12/17/2007	5,000	-	-	-	-	-	-	-	-	1,000	-	-	-
	10/21/2008	5,000	-	-	-	-	-	-	-	-	1,000	1,000	-	-
	10/13/2009	5,500	-	-	-	-	-	-	-	-	1,100	1,100	1,100	-
	4/12/2011	10,000	-	-	-	-	-	-	-	2,000	2,000	2,000	2,000	-

Option Exercises and Stock Vested

The following table provides information for fiscal 2012 for our named executive officers on stock option exercises during fiscal 2012, including the number of shares acquired on exercise, and the vesting of restricted stock, and, in each case, the values realized therefrom.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Edward J. Richardson	–	–	–	–
Wendy S. Diddell			–	–
Kathleen S. Dvorak	–	–	–
James M. Dudek, Jr.	9,200	67,591	–	–
Kathleen M. McNally			–	–

Employment Agreements

Pursuant to the terms of her employment agreement dated June 1, 2004, as amended May 31, 2007, Wendy Diddell is employed as our Executive Vice President, Corporate Development. Under the terms of the employment agreement, Ms. Diddell received an initial base salary of $185,000 and a bonus opportunity of up to 50% of her then current base salary. Either the Company or Ms. Diddell may terminate her employment with us at any time for any reason, and upon any such a termination, we will be obligated to pay Ms. Diddell her then annual base salary for twelve months following such termination. During her employment term and for one year after termination for any reason, Ms. Diddell is prohibited from competing against us. Ms. Diddell’s employment with us is for an indefinite term, during which she is employed on an at-will basis.

Kathleen S. Dvorak is employed as our Executive Vice President, Chief Financial Officer and Chief Strategy Officer under an employment agreement dated October 24, 2007, pursuant to which she received an initial base salary of $350,000 and a bonus opportunity of up to 50% of her then current base salary. Pursuant to the terms of her employment agreement, Ms. Dvorak’s employment may be terminated by either the Company or Ms. Dvorak at any time for any reason upon sixty days prior written notice. Ms. Dvorak may also terminate her employment with us for good reason, which includes a change in control of the Company, a reduction in her duties, or the failure of the Company to implement the strategic plans recommended by her. In the event that the Company terminates her employment with cause or Ms. Dvorak terminates her employment with good reason, we will continue to pay her for twelve months an amount equal to 100% of her then current base salary and 100% of her annual bonus opportunity. We will also pay for executive outplacement services for six months through the use of a company or consultant chosen by Ms. Dvorak in an amount not to exceed $27,500. During her employment term and for one year after termination for any reason, Ms. Dvorak is prohibited from competing against us. The agreement is for an indefinite term, during which Ms. Dvorak is employed on an at-will basis.

Pursuant to the terms of his employment agreement dated December 17, 2007, Mr. Dudek is employed as our Corporate Controller and Chief Accounting Officer. Under the terms of his employment agreement, Mr. Dudek received an initial base salary of $185,000 and a bonus opportunity of up to 35% of his then current base salary. The company may terminate his employment with us at any time for any reason, other than cause, and upon such a termination, we will be obligated to pay Mr. Dudek his then annual base salary and earned bonus over a six-month period following such termination.

Neither Mr. Richardson nor Ms. McNally has an employment agreement with us.

Potential Payment upon Termination or Change in Control

The following table shows potential payments to our named executive officers under existing contracts, agreements, plans or arrangements for various scenarios under termination or a change in control, assuming a June 2, 2012, termination date or change in control.

Name	Termination for Cause or Voluntary Termination without Good Reason	Voluntary Termination for Good Reason by Executive		Death	Disability	Termination without Cause by Company		Change in Control		Termination by Executive for any Reason
Wendy S. Diddell	-	-		-	-	271,504	(1)	271,504	(1)	271,504	(1)
Kathleen S. Dvorak	-	575,898	(2)	-	-	575,898	(2)	575,898	(2)	-
James M. Dudek, Jr.	-	262,828	(3)	-	-	262,828	(3)	-	(3)	-

(1)	Ms. Diddell’s severance would be an amount equal to her current base salary and would be paid in substantially equal installments on the Company’s regular payroll dates over a period of one year.
(2)	Ms. Dvorak’s severance would be an amount equal to her current annual base salary plus her annual bonus opportunity at target and would be paid in substantially equal installments on the Company’s regular payroll dates over a period of one year.
(3)	Mr. Dudek’s severance would be an amount equal to his current annual base salary and earned annual bonus paid in substantially equal installments on the Company’s regular payroll dates over a period of six months.

PROPOSAL 3 - APPROVAL OF THE AMENDED AND RESTATED EDWARD J. RICHARDSON INCENTIVE COMPENSATION PLAN

On July 25, 2012, the Board, on the recommendation of its Compensation Committee and subject to stockholder approval, unanimously adopted the Amended and Restated Edward J. Richardson Incentive Compensation Plan (“the Amended and Restated EJR Incentive Plan”) to provide incentives for the Company’s Chief Executive Officer to improve Company performance and increase stockholder value.

The Amended and Restated EJR Incentive Plan is designed to take into account Section 162(m) of the Internal Revenue Code, as amended, which generally denies corporate tax deductions for annual compensation exceeding $1,000,000 paid to the Chief Executive Officer and the four other most highly compensated officers of a public company as of the end of the Company’s taxable year. Certain types of compensation, including performance-based compensation, are excluded from this deduction limit. In an effort to ensure that compensation payable under the Amended and Restated EJR Incentive Plan to the Chief Executive Officer will qualify as performance-based compensation, the material terms of the performance goals in the Amended and Restated EJR Incentive Plan must be disclosed to and approved by stockholders before the compensation is paid. The material terms of the Amended and Restated EJR Incentive Plan and the performance measures described below are being submitted for approval by our stockholders at the annual meeting. Upon stockholder approval, we believe that qualified awards payable pursuant to the Amended and Restated EJR Incentive Plan will be deductible for federal income tax purposes under most circumstances, but there can be no assurance in this regard. By approving the Amended and Restated EJR Incentive Plan, stockholders will be approving, among other things, the performance measures, eligibility requirements and incentive award limits contained therein.

The Amended and Restated EJR Incentive Plan would continue as the annual incentive compensation plan for the Chief Executive Officer originally approved by the Board in 1983, as amended in 1985, and re-adopted by the Board every year since.

The Amended and Restated EJR Incentive Plan will not become effective unless stockholder approval of this Proposal is obtained. Approval will require the affirmative vote of a majority of the shares voted.

The principal features of the Amended and Restated EJR Incentive Plan are summarized below. This summary does not contain all information about the Amended and Restated EJR Incentive Plan. A copy of the complete text of the Amended and Restated EJR Incentive Plan is included in Appendix A to this Proxy Statement, and the following description is qualified in its entirety by reference to the text of the Amended and Restated EJR Incentive Plan.

Description of the Amended and Restated EJR Incentive Plan

Purpose. The Corporation’s stockholders are asked to approve the Amended and Restated EJR Incentive Plan. This plan is designed to reward Mr. Richardson, the Chief Executive Officer of the Company, for achieving pre-established financial objectives that support the Company’s profitability. The intent of the Plan is to provide “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code. The provisions of the Plan shall be construed and interpreted to effectuate such intent.

Administration by the Compensation Committee. The Compensation Committee of the Board is responsible for administering the Amended and Restated EJR Incentive Plan. Each member of the Committee is an “outside director” as defined by purposes of Section 162(m) of the Code.

Eligibility and Participation. The Amended and Restated EJR Incentive Plan will include only Mr. Richardson. The Committee will determine the terms and amounts of the Mr. Richardson’s awards.

Performance Objectives and Awards. Annual incentives shall be awarded in the form of annual cash payments, equal to the greater of 2% of the Company’s annual net income after taxes in each fiscal year, determined in accordance with generally accepted accounting principles, subject to the Committee’s right, in its sole and exclusive discretion, to reduce any and all awards, including a reduction to zero or the benefit to which he would be entitled if he were a participant in the “Management Incentive Compensation Plan” adopted by the Corporation for its other corporate executive officers. No cash payment will be made with respect to any fiscal year if the Company has no net income after taxes for the fiscal year. No payment shall be made unless and until the Committee shall have certified in writing that the applicable financial objective has been attained. Awards based on criteria not listed in the Amended and Restated EJR Incentive Plan will not qualify as performance-based compensation under Section 162(m) of the Code.

Performance-Based Compensation Under Section 162(m) of the Code. The Amended and Restated EJR Incentive Plan is intended to provide an incentive compensation opportunity, which is exempt from the deduction limitations contained in Section 162(m) of the Code.

Termination and Amendment. The Board may amend, modify or terminate the Amended and Restated EJR Incentive Plan at any time, provided that no amendment, modification or termination of the Amended and Restated EJR Incentive Plan shall reduce the amount payable to Mr. Richardson under the Amended and Restated EJR Incentive Plan as of the date of such amendment, modification or termination.

Federal Tax Consequences

Upon receipt of cash awards under the Amended and Restated EJR Incentive Plan, Mr. Richardson will have taxable ordinary income for federal income tax purposes, in the year of receipt, equal to the amount of cash received. Unless limited by Section 162(m) of the Code, the Company will be entitled to a tax deduction in the amount and at the time the recipient recognizes compensation income. This discussion of the tax consequences of awards under the Amended and Restated EJR Incentive Plan does not purport to be complete in that it discusses only federal income tax consequences and it does not discuss tax consequences that may arise in special circumstances, such as the death of the participant.

Our Board of Directors recommends that you vote “FOR” the approval of the Amended and Restated

Edward J. Richardson Incentive Compensation Plan.

PROPOSAL 4 – ADVISORY VOTE REGARDING COMPENSATION OF

NAMED EXECUTIVE OFFICERS

Under recent changes to the rules governing proxy statements, our stockholders have the opportunity to approve, by means of a non-binding advisory vote, the compensation of our named executive officers as disclosed in this proxy statement.

This proposal, popularly known as “say-on-pay,” enables stockholders to express or withhold their approval of our executive compensation program in general. The vote is intended to provide an assessment by our stockholders of our overall executive compensation program and not of any one or more particular elements of that program. The Compensation Committee and the full Board intend to consider and take into account the outcome of this non-binding advisory vote in making future executive compensation decisions. Because this vote is advisory and non-binding, it will not necessarily affect or otherwise limit any future compensation of any of our named executive officers.

Our executive compensation program is described in the “Compensation Discussion and Analysis” section of this proxy statement and the related tables and narrative discussion. Stockholders are strongly urged to read this material in its entirety to obtain an informed understanding of our executive compensation program.

We believe that our executive compensation program is firmly aligned with the long-term interests of our stockholders. In addition to enabling us to attract and retain executive officers of the necessary caliber, our executive compensation program has as its objectives (i) attracting and retaining highly qualified executives; (ii) motivating executives by providing performance-based incentives to achieve our annual financial goals and long term business strategies; and (iii) aligning the interests of executives with those of stockholders by rewarding our executives for individual and corporate performance measured against our goals and plans and by granting stock options and other equity-based compensation.

We believe that our executive compensation program satisfies these objectives and does so in a straightforward manner which has remained essentially unchanged in design for more than 20 years. Our executive compensation program consists of cash compensation and long-term incentive compensation. Cash compensation is paid in the form of a base salary and a performance bonus based on financial and personal performance, and long-term incentive compensation is paid in the form of stock options.

For these reasons and the reasons elaborated more fully in the “Compensation Discussion and Analysis” section and the related tables and narrative discussion, the Board of Directors requests stockholders to approve the following resolution:

Resolved, that the stockholders approve the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement, including the “Compensation Discussion and Analysis” section and the related compensation tables and narrative discussion.

Our Board of Directors recommends that you vote “FOR” the approval of the compensation of our named executive officers.

STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

Any stockholder proposal intended to be considered for inclusion in the proxy statement for presentation at the 2013 Annual Meeting must be received by the Company by May 2, 2013. The proposal must be in accordance with the provisions of Rule 14a-8 promulgated by the Securities and Exchange Commission. It is suggested that the proposal be submitted by certified mail, return receipt requested. Stockholders who intend to present a proposal at the 2013 Annual Meeting without including such proposal in the Company’s proxy statement must provide the Company notice of such proposal no later than July 16, 2013. The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

OTHER MATTERS

Annual Report

Our Annual Report on Form 10-K for the 2012 fiscal year accompanies this proxy statement, but is not deemed a part of the proxy soliciting material.

A copy of the 2012 Form 10-K report as required to be filed with the Securities and Exchange Commission, excluding exhibits, will be mailed to stockholders without charge upon written request to: Richardson Electronics, Ltd., 40W267 Keslinger Road, P.O. Box 393, LaFox, Illinois 60147-0393, Attention: Secretary. Exhibits to the Form 10-K will be mailed upon similar request and payment of specified fees. The 2012 Form 10-K is also available through the Securities and Exchange Commission’s Internet web site (www.sec.gov).

Householding Information

Some banks, brokers and other nominee record holders may be participating in the practice of “householding.” This means that only one copy of either the notice of Internet availability of the proxy statement or of this proxy statement and Annual Report on Form 10-K may have been sent to multiple stockholders sharing an address unless the stockholders provide contrary instructions. We will promptly deliver a separate copy of these documents to you if you call or write us at: Richardson Electronics, Ltd., 40W267 Keslinger Road, P.O. Box 393, LaFox, Illinois 60147-0393, Attention: Secretary; telephone (630) 208-2200.

If you want to receive separate copies of our proxy statements and annual reports to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address or telephone number.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who may be deemed to own beneficially more than ten percent of our stock to file initial reports of ownership and reports of changes in ownership with the SEC and NASDAQ. Executive officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe that during fiscal 2012, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10 percent beneficial owners were complied with on a timely basis.

Code of Conduct and Ethics

We have adopted a written code of conduct and ethics that applies to all directors, officers and employees, including the Chief Executive Officer and Chief Financial Officer. A current copy of the code is posted on our website, which is located at www.rell.com under “Investor Relations” and may be obtained without charge from our Legal Department, Richardson Electronics, Ltd., 40W267 Keslinger Road, P.O. Box 393, LaFox, Illinois 60147-0393. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ listing standards concerning any amendments to, or waivers from, any provision of the code.

Our policies and practices include ethical and legal standards which must be followed by employees in conducting our business. Compliance with laws and regulations is specifically required. Every employee has the right and duty to report to the Company, to the extent not contrary to local law, any conduct which does not conform to these ethical and legal standards. We established the Richardson Hot Line to receive reports of possible wrongdoing and to answer questions about business conduct. Calls go directly to our Internal Audit Representative, or Audit Committee Representative. Also, employees may report violations directly to appropriate government officials. Hotline posters explaining the procedure for making and handling Hot Line/Open Line calls are posted in our facilities and on our intranet for all employees to review. Employees at any level can call directly when they have a business conduct issue, without fear of reprisal.

Stockholder Communications

Stockholders may communicate with our Board of Directors by writing to Richardson Electronics, Ltd., Board of Directors, 40W267 Keslinger Road, P.O. Box 393, LaFox, Illinois 60147-0393.

Other Matters before the Annual Meeting

As of the date of this proxy statement, we know of no other business likely to be brought before the meeting. If other matters do come before the meeting, the persons named in the form of proxy or their substitute will vote said proxy according to their best judgment.

APPENDIX A

Richardson Electronics, Ltd.

Amended and Restated Edward J. Richardson Incentive Compensation Plan

This plan shall be known as the Richardson Electronics, Ltd. “Amended and Restated Edward J. Richardson Incentive Compensation Plan” (the “Plan”).

1.	Introduction

The Corporation’s stockholders are asked to approve certain amendments and the restatement of the Edward J. Richardson Incentive Plan. This plan was originally established for the purpose of providing Edward J. Richardson with annual incentive compensation based on the annual performance of the Corporation measured by objective corporate financial performance measures. The intent of the Plan is to provide “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code. The provisions of the Plan shall be construed and interpreted to effectuate such intent.

On July 26, 2012, the Board of Directors approved certain amendments to and the restatement of the Plan to allow Mr. Richardson to participate in the greater of 2% of Net Income of the Corporation or the benefit to which he would be entitled if he were a participant in the “Management Incentive Compensation Plan” adopted by the Corporation for its other corporate executive officers.

2.	Definitions

For purposes of the Plan, the following terms shall have the following meanings:

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and references thereto shall include the valid Treasury regulations thereunder.

“Committee” means all of the members of the Compensation Committee of the Board of Directors of the Corporation who are Outside Directors.

“Corporation” means Richardson Electronics, Ltd., a Delaware Corporation, and any successor thereto.

“Management Incentive Compensation Plan” means, for purposes of this Plan, the agreement for the current Plan Year whereby corporate executive officers are awarded incentives based 50% upon the attainment of pre-specified, Measurable Performance Objectives and 50% on total performance of the Corporation relative to achievement of various targets tied to Operating Income, Working Capital Efficiency and Net Income from Continuing Operations. The targets under the Management Incentive Compensation Plan, both the Measurable Performance Objectives and the total Corporation performance objectives, shall be established in writing by the Committee within 90 days of the beginning of the Plan Year and while the outcome of the objectives remains substantially uncertain To the extent any documentation of the Management Incentive Compensation Plan is not consistent with the terms described herein, the incentive compensation hereunder shall be determined based on the terms of the Management Incentive Compensation Plan as described in this Plan.

“Measurable Performance Objectives” means annual performance objectives for the Plan Year that can be calculated and are agreed to by Mr. Richardson and the Committee. Measurable Performance Objectives shall be based upon one or more objective performance criteria, such as (but not necessarily limited to) sales, operating earnings, pretax income, earnings per share, return on equity, working capital or specific elements thereof, return on capital employed, cash flow, market share, stock price, total shareholder return, costs, productivity and economic value added.

“Net Income” means, with respect to a Plan Year, “net income after tax” of the Corporation for such Plan Year determined in accordance with Generally Accepted Accounting Principles (GAAP) that would be reported in the audited financial statements for such Plan Year assuming payment of all awards under the Plan for such Plan Year without reduction by the Committee.

“Net Income from Continuing Operations” means, with respect to a Plan Year, “net income” from Continuing Operations of the Corporation for such Plan Year determined in accordance with Generally Accepted Accounting Principles (GAAP) that would be reported in the audited financial statements for such Plan Year assuming payment of all awards under the Plan for such Plan Year.

“Operating Income” means, with respect to a Plan Year, “operating income” of the Corporation for such Plan Year determined in accordance with Generally Accepted Accounting Principles (GAAP) that would be reported in the audited financial statements for such Plan Year assuming payment of all awards under the Plan for such Plan Year.

“Outside Director” means an “outside director” within the meaning of Section 162(m)(4)(C)(i) of the Code.

“Plan Year” means the fiscal year of the Corporation beginning on the first day of a fiscal year of the Corporation, currently the first day subsequent to the Saturday in the calendar year nearest May 31, and ending on the last day of such fiscal year of the Corporation, currently the Saturday in the following calendar year nearest May 31 of such year.

“Working Capital Efficiency” means the (Corporation’s Accounts Receivable plus Inventory minus Accounts Payable) divided by Net Sales for such Plan Year, determined in each case, in accordance with Generally Accepted Accounting Principles (GAAP) that would be reported in the audited financial statements for such Plan Year assuming payment of all awards under the Plan for such Plan Year .

3.	Administration

The Committee shall be responsible for administering the Plan. The Committee shall have all of the powers necessary to enable it to properly carry out its duties under the Plan. Not in limitation of the foregoing, the Committee shall have the power to construe and interpret the Plan and to determine all questions that shall arise thereunder. The Committee shall have such other and further specified duties, powers, authority and discretion as are elsewhere in the Plan either expressly or by necessary implication conferred upon it. The Committee may appoint such agents, who need not be members of the Committee, as it may deem necessary for the effective performance of its duties, and may delegate to such agents such powers and duties as the Committee may deem expedient or appropriate that are not inconsistent with the intent of the Plan. The decision of the Committee upon all matters within its scope of authority shall be final and conclusive on all persons, except to the extent otherwise provided by law.

4.	Operation:

(a)        Subject to the Committee’s discretion to reduce awards under the Plan, each Plan Year Edward J. Richardson shall be entitled to an award under the Plan equal to the greater of the two percent (2%) of the Corporation’s Net Income for such Plan Year or the benefit to which he would be entitled if he were a participant in the Management Incentive Compensation Plan adopted by the Corporation for its other corporate executive officers.

(b)        Notwithstanding the provisions of paragraph 4(a) to the contrary, the Committee in its sole and exclusive discretion may reduce (including a reduction to zero), but may not increase, any award to Edward J. Richardson payable under the Plan for a Plan Year.

(c)        In accordance with Section 162(m)(4)(C)(iii) of the Code, prior to any payment of cash under the Plan for a Plan Year, the Committee shall certify in writing the amount of Net Income or performance relative to the Measurable Performance Objectives and total Corporation performance objectives established for the Management Incentive Compensation Plan for such Plan Year.

(d)        If the employment of Edward J. Richardson is terminated for any reason during the Plan Year, he shall receive a prorated award under the Plan for such Plan Year.

(e)        Notwithstanding any provision of the Plan to the contrary, neither a reduction in (i) the amount otherwise payable to Edward J. Richardson for a Plan Year as provided in paragraph 4(b), nor (ii) the amount otherwise payable to any participant in the Management Incentive Compensation Plan shall result in a recalculation of any of the defined terms for purposes of determining the award hereunder (either that portion measured by reference to 2% Net Income or that portion determined pursuant to the terms of the Management Incentive Compensation Plan).

(f)        The award made with respect to a Plan Year shall be paid after the Corporation’s 10k is filed but, in all events, no later than the last day of the calendar year in which such Plan Year ends.

5.	Amendment, Modification and Termination of the Plan

The Board of Directors of the Corporation may amend, modify or terminate the Plan at any time, provided that no amendment, modification or termination of the Plan shall reduce the amount payable to Edward J. Richardson with respect to any award which is outstanding under the Plan as of the date of such amendment, modification or termination.

6.	Applicable Law

The Plan shall be construed, administered, regulated and governed in all respects under and by the laws of the United States to the extent applicable, and to the extent such laws are not applicable, by the laws of the state of Delaware.

7.	Miscellaneous

Edward J. Richardson’s rights and interests under the Plan may not be assigned or transferred by him. To the extent Edward J. Richardson acquires a right to receive payments from the Corporation under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Corporation. Nothing contained herein shall be deemed to create a trust of any kind or any fiduciary relationship between the Corporation and Edward J. Richardson. The provisions of this Plan shall not give Edward J. Richardson any right to be retained in the employment of the Corporation. This Plan is in addition to, and not in lieu of, any other employee benefit plan or program in which Edward J. Richardson may be or become eligible to participate by reason of employment with the Corporation. Headings are given to the Sections of the Plan solely as a convenience to facilitate reference and shall not be deemed material or relevant to the construction or interpretation of the Plan.

8.	Effective Date

This Plan shall be deemed effective as of June 3, 2012, subject to approval of the Corporation’s stockholders at the 2012 Annual Meeting of Stockholders, in accordance with Section 162(m) of the Code. No amount shall be paid to Edward J. Richardson under this Plan unless such stockholder approval has been obtained. Such stockholder approval shall, to the extent an award hereunder is intended to qualify as performance based compensation under Section 162(m) of the Code, be obtained no less frequently than every fifth year.

IN WITNESS WHEREOF, this Amended and Restated Edward J. Richardson Incentive Compensation Plan has been executed by an authorized officer of the Corporation as of the day and year first above written.

RICHARDSON ELECTRONICS, LTD.

By:

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on October 09, 2012

Meeting Information
Meeting Type: Annual Meeting
RICHARDSON ELECTRONICS, LTD.	For holders as of: August 22, 2012
	Date: October 09, 2012	Time: 3:15 PM CST
Location: Corporate Headquarters
40W 267 Keslinger Road
LaFox, Illinois 60147

RICHARDSON ELECTRONICS, LTD. Michelle Perricone 40W 267 KESLINGER ROAD P.O. BOX 393 LAFOX, IL 60147-0393	You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.
See the reverse side of this notice to obtain proxy materials and voting instructions.

Before You Vote

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

1. Notice & Proxy Statement        2. Form 10-K

How to View Online:

Have the information that is printed in the box marked by the arrow   (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

                               1) BY INTERNET:         www.proxyvote.com

                               2) BY TELEPHONE:     1-800-579-1639

                               3) BY E-MAIL*:             sendmaterial@proxyvote.com

*  If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow     (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before September 25, 2012 to facilitate timely delivery.

How To Vote

Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow      available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting items
The Board of Directors recommends you vote
FOR the following:
1. Election of Directors
Nominees
01 Edward J. Richardson 02 Scott Hodes 03 Ad Ketelaars 04 Paul J. Plante 05 Harold L. Purkey
06 Samuel Rubinovitz
The Board of Directors recommends you vote FOR proposals 2, 3 and 4:
2. To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2013.

3. To approve the adoption of the Amended and Restated Edward J. Richardson Incentive Compensation Plan.

4. To approve on an advisory basis, the compensation of the Company’s named executive officers.

NOTE: In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting.

RICHARDSON ELECTRONICS, LTD. Michelle Perricone 40W 267 KESLINGER ROAD P.O. BOX 393 LAFOX, IL 60147-0393

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — —— — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS    PROXY    CARD    IS    VALID     ONLY    WHEN    SIGNED    AND    DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	☐	☐	☐
Nominees

01	Edward J. Richardson 02 Scott Hodes 03 Ad Ketelaars 04 Paul J. Plante 05 Harold L. Purkey
06	Samuel Rubinovitz

The Board of Directors recommends you vote FOR proposals 2, 3 and 4:						For	Against	Abstain

2.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2013.					☐	☐	☐

3.	To approve the adoption of the Amended and Restated Edward J. Richardson Incentive Compensation Plan.					☐	☐	☐

4.	To approve on an advisory basis, the compensation of the Company’s named executive officers.					☐	☐	☐

NOTE: In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting.
For address change/comments, mark here.				☐
(see reverse for instructions)		Yes	No
Please indicate if you plan to attend this meeting		☐	☐
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.

RICHARDSON ELECTRONICS, LTD. Annual Meeting of Stockholders October 9, 2012 3:15 PM This proxy is solicited by the Board of Directors

The undersigned hereby appoints Edward J. Richardson and Kathleen S. Dvorak as Proxies, each with the power to appoint his/her substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of Common Stock and Class B Common Stock of Richardson Electronics, Ltd. held of record by the undersigned at the close of business on August 22, 2012 at the Annual Meeting of Stockholders to be held on October 9, 2012 or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance the Board of Directors’ recommendations.

Address change /comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side